Exhibit 1

ADB Systems International Ltd.	Tel: 416.640.0400
302 The East Mall, Suite 300	Fax: 416-640-0412
Toronto, Ontario
M9B 6C7 Canada	www.adbsys.com

NOTICE OF ANNUAL & SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of the shareholders of ADB SYSTEMS INTERNATIONAL LTD. (the “Corporation”) will be held in Room 206, at the Holiday Inn, 370 King Street West, Toronto, Ontario, on Wednesday, May 18, 2005, at the hour of 3:00 o’clock in the afternoon for the following purposes:

1.               to receive and consider the Corporation’s financial statements for the financial year ended December 31, 2004, together with the report of the auditors thereon;

2.               to elect directors for the ensuing year;

3.               to appoint auditors for the ensuing year and to authorize the Audit Committee of the Board of Directors to fix their remuneration;

4.               to pass a special resolution (in the form attached as Appendix I to this Notice) to confirm, ratify, and approve the change of municipal address of the registered office of the Corporation; and

5.               to transact such further and other business as may properly come before the Meeting or any adjournment thereof.

The specific details of the matters proposed to be put before the Meeting are set forth in the management information circular accompanying this notice. In addition to the management information circular, a form of proxy, the audited financial statements of the Corporation for the fiscal year ended December 31, 2004 and the auditors’ report thereon, and the annual report of the Corporation also accompany this notice.

The board of directors of the Corporation has determined that shareholders registered on the books of the Corporation at the close of business on April 18, 2005 are entitled to notice of the Meeting and to vote at the Meeting.  Shareholders of the Corporation who are unable to attend the Meeting in person are requested to date and sign the enclosed form of proxy and return it in the enclosed envelope.  To be valid and acted upon at the Meeting, forms of proxy must be filled out and signed correctly and either (i) returned to the Corporation’s registrar and transfer agent, Equity Transfer Services Inc., at any time up to and including 5:00 p.m. on May 16, 2005 (or 5:00 pm. on the last business day prior to any reconvened Meeting in the event of an adjournment of the Meeting); or (ii) presented to, and verified by, the Corporation’s registrar and transfer agent Equity Transfer Services Inc., or with the Chairman of the Meeting, at the Meeting prior to the commencement of the Meeting (or an adjournment of the Meeting).

DATED at Toronto, Ontario this 30th day of March, 2005.

By order of the Board of Directors

/s/ Jeffrey Lymburner
Jeffrey Lymburner
Chief Executive Officer

APPENDIX “I”

SPECIAL RESOLUTION
OF THE SHAREHOLDERS OF
ADB SYSTEMS INTERNATIONAL LTD.
(the “Corporation”)

CONFIRMATION OF CHANGE OF MUNICIPAL ADDRESS

BE IT RESOLVED THAT: The Shareholders of the Corporation hereby confirm, ratify, and approve the change of municipal address of the Corporation to the following:

Valhalla Executive Centre

302 The East Mall, Suite 300

Toronto, Ontario

M9B 6C7

MANAGEMENT INFORMATION CIRCULAR

SOLICITATION OF PROXIES

This Management Information Circular and the accompanying proxy form are furnished in connection with the solicitation of proxies by and on behalf of the management of ADB SYSTEMS INTERNATIONAL LTD. (the “Corporation”) for use at the annual and special meeting of shareholders of the Corporation (the “Meeting”) to be held on Wednesday, May 18, 2005 for the purposes set out in the accompanying notice of meeting.  In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of the Corporation personally or by telephone. The cost of such solicitation will be borne by the Corporation.

Accompanying this Circular is the 2004 Annual Report of the Corporation including the audited financial statements of the Corporation for the financial year ended December 31, 2004.  All dollar amounts contained in this Circular are expressed in Canadian dollars.

The persons appointed pursuant to the enclosed form of proxy, who are directors or officers of the Corporation, will vote the shares or withhold the shares from voting, as applicable, in respect of which they are appointed in accordance with the direction of the shareholders appointing them.  In the absence of such direction, such shares shall be voted for the election of directors and the appointment of auditors, as stated under those headings in this Management Information Circular.  The form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the notice of meeting and with respect to other matters which may properly come before the Meeting. If matters which are not now known should properly come before the Meeting, the shares represented by the proxy will be voted on such matters in accordance with the best judgment of the person voting such shares. A shareholder desiring to appoint some other person to represent him or her at the Meeting may do so either by inserting the name of such person in the blank space provided in the form of proxy or by completing another proxy in a form similar to the enclosed and, in either case, sending it to the Corporation or its transfer agent, Equity Transfer Services Inc., in the return envelope provided. Instruments appointing proxies to be used at the Meeting must be deposited with the Corporation or its transfer agent prior to the close of business on May 16, 2005, being the second business day preceding the Meeting, or delivered to the Corporation, or its transfer agent or to the Chairman of the Meeting prior to the commencement of the Meeting.

ADVICE TO BENEFICIAL SHAREHOLDERS

The non-registered shareholders of the Corporation should review the information set forth in this section carefully. Shareholders who do not hold their shares in their own name (referred to in this Management Information Circular as “Beneficial Shareholders”) should note that only proxies deposited by shareholders who appear on the records maintained by the Corporation’s registrar and transfer agent as registered holders of shares will be recognized and acted upon at the Meeting. If shares are listed in an account statement provided to a shareholder by a broker, those shares will, in all likelihood, not be registered in the shareholder’s name. Such shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities Limited, which acts as nominee for many Canadian brokerage firms). In the United States, the vast majority of such shares are registered in the name of CEDE & Co. (the registration name for The Depository Trust Company, which acts as nominee for many U.S. brokerage firms). Shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted at the direction of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker’s clients. Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

National Instrument 54-101 of the Canadian Securities Administrators requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their shares are voted at the Meeting. The form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is substantially similar to the form of proxy provided directly to registered shareholders by the Corporation. However, its purpose is limited to instructing the registered shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The vast majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications (“ADPIC”) in Canada. ADPIC typically prepares a machine-readable voting instruction form, mails those forms to Beneficial Shareholders and asks Beneficial Shareholders to return the forms to ADPIC, or otherwise communicate voting instructions to ADPIC (by way of the Internet or telephone, for example). ADPIC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. A Beneficial Shareholder who receives an ADPIC voting instruction form cannot use that form to vote shares directly at the Meeting. The voting instruction forms must be returned to ADPIC (or instructions respecting the voting of shares must otherwise be communicated to ADPIC) well in advance of the Meeting in order to have the shares voted. If you have any questions respecting the voting of shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting shares registered in the name of his or her broker (or an agent of such broker), a Beneficial Shareholder may attend the Meeting as proxyholder for the registered shareholder and vote the shares in that capacity. Beneficial Shareholders who wish to attend the Meeting and indirectly vote their shares as proxyholder for the registered shareholder, should enter their own names in the blank space on the proxy form provided to them by their broker (or the broker’s agent) and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or the broker’s agent).

All references to shareholders in this Management Information Circular and the accompanying form of proxy and Notice of Meeting are to registered shareholders unless specifically stated otherwise.

REVOCATION OF PROXY

A shareholder executing the enclosed form of proxy has the power to revoke it. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing deposited at the registered office of the Corporation or its transfer agent at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof at which the proxy is to be used or with the Chairman of the Meeting on the day of the Meeting or adjournment thereof, and upon either of such deposits the proxy shall be revoked.

INTEREST OF CERTAIN PERSONS AND CORPORATIONS
IN MATTERS TO BE ACTED UPON

No person who has been a director or senior officer of the Corporation since the beginning of the last financial year and no person who is a proposed nominee for election as a director of the Corporation and no associate or affiliate of any such director, senior officer or proposed nominee has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting except as disclosed herein.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The authorized capital of the Corporation consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series, of which 72,095,131 common shares of the Corporation are issued and outstanding as of March 30, 2005.  Each common share entitles the holder thereof to one vote per share at the Meeting.

The record date for the determination of shareholders entitled to receive notice of the Meeting has been fixed as April 18, 2005. A quorum for the transaction of business at the Meeting is at least two shareholders represented in person or by proxy holding not less than 20% of the outstanding shares of the Corporation entitled to vote at the Meeting. Under the Articles of Incorporation of the Corporation and applicable laws, abstentions and broker non-votes will be treated as non-votes.

All shareholders of record as at the close of business on the record date will be entitled to vote at the Meeting except to the extent that any such shareholder has since the record date transferred any of his or her shares. In such case, a transferee of those shares may produce properly endorsed share certificates, or otherwise establish that he or she owns the shares and provided that he or she has demanded, no later than ten days before the Meeting, that the Corporation recognize the transferee as a person entitled to vote the transferred shares, such transferee will be entitled to vote such shares at the Meeting.

To the knowledge of the directors and officers of the Corporation, as of the date hereof no person, other than Jeffrey Lymburner, owns beneficially, directly or indirectly, or exercises control or direction over securities of the Corporation carrying more than five percent of the voting rights attaching to all voting securities of the Corporation.

ELECTION OF DIRECTORS

The Articles of Incorporation of the Corporation currently provide for a Board of Directors consisting of not less than 3 and not more than 15 directors, to be elected annually. The Business Corporations Act (Ontario) provides that, where a minimum and maximum number of directors is provided for in the articles of a company, the directors of that company may, if empowered by special resolution of its shareholders, by a resolution determine the number of directors to be elected at each annual meeting of the shareholders. The Board of Directors of the Corporation has the authority to fix the number of directors to a number within the minimum and maximum number of directors as set forth in the Articles of the Corporation. The Board of Directors has determined by resolution that the size of the Board is seven (7) directors.

The following information relates to the election of directors of the Corporation and to the persons proposed to be nominated for election as directors. The Board of Directors presently consists of seven (7) directors whose term of office expires at the next annual meeting of shareholders or until successors are elected or appointed.  Management proposes that the persons named below be nominated at the Meeting for re-election as directors of the Corporation to serve until the next annual meeting of shareholders or until successors are elected or appointed. In the event that any of the nominees are unwilling or unable to seek re-election, it is intended that the discretionary authority given in the proxies hereby solicited will be exercised to vote such proxies for the election of other persons as directors.

Unless directed to the contrary, the enclosed proxy will be voted FOR the nominees listed below (or for substitute nominees in the event of contingencies not known at present) who will serve until the next annual meeting of shareholders or until their successors are elected or appointed.

The following table sets out the names of the persons nominated by management for election of directors.  The table includes information furnished by the nominees individually concerning their principal occupations, employment, common shares beneficially owned by them or over which they exercise control or direction and certain other information:

Name and Municipality of Residence	Director Since	Position with the Corporation	Approximate number of shares of the Corporation beneficially owned directly or indirectly
JEFFREY LYMBURNER, 48, Oldsmar, FL, USA	May 28, 1996	Chief Executive Officer, Director & Acting Chairman	3,211,975
T. CHRISTOPHER BULGER, 48, Toronto, Ontario, Canada	May 28, 1996	Director	265,000
PAUL GODIN, 52, Kleinburg, Ontario, Canada	May 28, 1996	Director	232,667
JIM MOSKOS, 42, Toronto, Ontario, Canada	June 7, 1999	President, ADB Technology Group & Director	21,375
JAN PEDERSEN, 47, Sola, Norway	June 12, 2002	President, ADB Systemer AS & Director	767,019
DARROCH ROBERTSON, 53, London, Ontario, Canada	June 25, 2003	Director	5,000
DUNCAN COPELAND, 48 North Potomac, MD, USA	June 23, 2004	Director	87,050

The number of common shares beneficially owned by directors and officers as a group is 4,590,086 representing approximately 6.3% of the issued shares of the Corporation.

Set forth below are particulars of the principal occupations for at least the preceding five years of the above named nominees:

JEFFREY LYMBURNER

Acting Chairman

Mr. Lymburner has been Chief Executive Officer since August 1, 1999 and was a founding shareholder of the Corporation. He was President of the Corporation from its founding in 1995 to October 11, 2001.  Prior to the founding of the Corporation, Mr. Lymburner was President of Completely Mobile Inc., a cellular and wireless data business, from 1990 to 1995.

T. CHRISTOPHER BULGER

Member of the Management Resources and Compensation, Corporate Governance and Audit Committees

Mr. Bulger is the Chairman and CEO of Megawheels Technologies Inc., a web-based classified advertising platform provider for the newspaper and real estate sectors, with enterprise systems for auto dealerships. Mr. Bulger served as Executive Vice President of the Corporation from September 1998 to December 1999 and Chief Financial Officer of the Corporation from April 1996 to September 1998.

PAUL GODIN

Member of the Management Resources and Compensation and Corporate Governance Committees

Mr. Godin is a private investor. Aside from being one of the founding shareholders of the Corporation in 1995, Mr. Godin was Chief Executive Officer of the Corporation from its founding in 1995 to August 1, 1999, and Chairman of the Board of Directors from June 17, 1996 to June 14, 2000. From September 1999 to March 2001, Mr. Godin was Chairman of The Art Vault International Limited. In March 2001, The Art Vault made an assignment in bankruptcy under the laws of the Province of Ontario, due to economic conditions and a lack of available funding.

JIM MOSKOS

Mr. Moskos has been President of the ADB Technology Group since October 19, 1999.  Mr. Moskos served as Vice President - Technology of the Corporation from September 1997 to October 19, 1999.  From September 1994 to August 1997, Mr. Moskos was Senior Technology Manager for the Canadian Department of Indian Affairs and

Northern Development responsible for setting the technical direction for all aspects of application development.

JAN PEDERSEN

Mr. Pedersen was appointed President of our Norwegian Operations on October 11, 2001 and is currently responsible for ADB Systems International’s European operations. Prior to that, Mr. Pedersen founded and acted as CEO of ADB Systemer ASA since 1988.  Mr. Pedersen has broad software experience with clients such as Saga Petroleum, Statoil, BP Norway, Elf Petroleum and the Norwegian Petroleum Directorate. He holds a Master Science degree in Civil Engineering, the technical university in Trondheim, Norway.

DARROCH (RICK) ROBERTSON

Member of the Audit Committee

Mr. Robertson has been an Associate Professor of Business at the Richard Ivey School of Business, The University of Western Ontario, for the past five years.  He was the Director of the undergraduate HBA program at the Ivey School.  Mr. Robertson was also a director and chair of the audit committee of Stackpole Limited, a TSX listed company.  Mr. Robertson is also an elected member of council for the Institute of Chartered Accountants of Ontario, where he currently serves on the audit committee and by-laws committee.

DUNCAN COPELAND

Member of the Audit Committee, Corporate Governance Committee, Management Resources and Compensation Committee

Mr. Copeland is President of Copeland and Company, a consultancy based in Potomac, Maryland. He has been a Director of the Corporation since its inception, except for the period from 2001-2004. Mr. Copeland has been a member of the faculties of the Richard Ivey School of Business, The University of Western Ontario and Georgetown University. He is a trustee of the Charles Babbage Foundation. Mr. Copeland holds a doctorate from the Harvard Business School.

APPOINTMENT OF AUDITORS

The Audit Committee has recommended the reappointment of Deloitte & Touche LLP, Chartered Accountants to audit the Corporation’s financial statements for 2005.  The persons specified in the enclosed proxy intend to vote the shares represented by the proxies solicited in respect of the Meeting, on any ballot that may be called for, unless authority to do so is withheld, IN FAVOUR OF the reappointment of the firm of Deloitte & Touche LLP, Chartered Accountants, 181 Bay Street, Suite 1400, Toronto, Ontario, M5J 2V1, as the auditors of the Corporation to hold office until the next annual general meeting of the shareholders and authorizing the Audit Committee to fix the remuneration of the auditors. Deloitte & Touche LLP was first appointed as the Corporation’s auditors on January 10, 1996.

A representative of Deloitte & Touche LLP may attend the Meeting and, if in attendance, will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Fees of Auditors

Year	Audit Fees(1)	Review Fees(2)	Tax Fees(3)		Other Fees(4)
2003	$160,000	$66,000	$71,450	(5)	$18,750
2004	$257,000	$53,000	$41,000		$6,000

(1)          Audit Fees represent costs associated with the audit of the Corporation’s financial statements including U.S. GAAP and U.S. GAAS.

(2)          Review Fees represent costs associated with reviews of the Corporation’s quarterly financial press releases and shareholders reports.

(3)          Tax Fees represent costs associated with the preparation of the Corporation’s annual tax filings, tax planning & advice.

(4)          Other fees represent costs associated with the review and recommended accounting treatment related to complicated contracts or arrangements.

(5)          $28,500 of this amount represents a fee that was recovered by the Corporation.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires pre-approval of all audit or non-audit services by the Audit Committee before an auditor is engaged by the Corporation or its subsidiaries.  All of the services described above were pre-approved by the Audit Committee.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLES

The following table provides a summary of compensation earned during the most recently completed fiscal year by our Chief Executive Officer and our four highest paid executives, other than the Chief Executive Officer, who earned in excess of $100,000.

					Awards		Payouts
Name And Principal Position	Year	Annual Compensation			Options/ SARs Granted (#) (2)	Restricted Shares or Restricted Share Units ($)	LTIP Payout ($)	All Other Compensation ($)
		Salary ($)	Bonus ($)	Other Compensation ($)(1)
Jeffrey Lymburner	2004	130,130	Nil	15,616	Nil	Nil	Nil	Nil
CEO (3)	2003	140,150	$3,503	16,818	Nil	Nil	Nil	Nil
	2002	157,760	Nil	25,242	110,000	Nil	Nil	Nil

Mike Robb	2004	144,583	Nil	6,600	Nil	Nil	Nil	Nil
CFO (4)	2003	76,250	Nil	5,362	Nil	Nil	Nil	Nil

James Moskos	2004	190,000	Nil	12,000	Nil	Nil	Nil	Nil
President, Technology Group	2003	193,333	15,000	12,000	220,202	Nil	Nil	Nil
	2002	200,000	Nil	12,000	214,167	Nil	Nil	Nil

Jan Pedersen	2004	201,657	Nil	Nil	Nil	Nil	Nil	Nil
President, Norwegian Operations	2003	181,843	40,358	Nil	22,378	Nil	Nil	Nil
	2002	165,500	47,000	Nil	214,167	Nil	Nil	Nil

Aidan Rowsome	2004	205,166	1,020	16,955	Nil	Nil	Nil	Nil
Vice-President, Global Sales	2003	173,430	10,033	17,747	122,580	Nil	Nil	Nil
	2002	168,000	5,500	16,500	163,125	Nil	Nil	Nil

(1)          The Corporation’s provision of automotive related expenses and options.

(2)          All numbers have been adjusted to reflect the two for one consolidation of our shares in October, 2001.

(3)          Mr. Lymburner’s salary is U.S. $100,000.

(4)          Joined the Corporation on Feb 26, 2003 as Director of Finance.    He was appointed as CFO and Corporate Secretary on August 12, 2003.

Messrs. Lymburner, Moskos, Pedersen and Rowsome have volunteered salary reductions in the 2002 and 2003 calendar years, ranging from fifteen percent to fifty percent.  In exchange for the foregone salary, the executives were granted stock options, vesting quarterly in arrears, in an amount equal to the amount of foregone salary divided by the exercise price of the options (being the market price of the Corporation’s shares on the day prior to the date of the grant). These salary reductions took effect January 1, 2002.  The salary reductions will not affect any severance entitlement for the individuals concerned.

The following table sets forth information concerning share and option ownership of each of our current directors and officers as of March 7, 2005:

Name	Number of Common Shares Owned (1)(2)	Number of Common Underlying Options (3)	Range of Exercise Prices of Options	Range of Expiration Dates of Options	Percentage of Common Shares Beneficially Owned (4)
T. Christopher Bulger	265,000	5,000	$0.37	07/03/06	*

Paul Godin	332,667	Nil	Nil	Nil	*

Jeffrey Lymburner	3,211,975	Nil	Nil	Nil	4.44%

Jim Moskos	21,375	220,202	$0.33-$0.35	07/03/06 - 08/15/06	*

Darroch Robertson	5,000	30,000	$0.37	07/03/06	*

Michael Robb	Nil	38,750	$0.22-$0.35	02/26/06-07/15/06	*

Jan Pedersen	767,019	292,292	$0.33	07/03/06	1.06%

Duncan Copeland	87,050	Nil	Nil	Nil	*

Aidan Rowsome	62,500	122,580	$0.33-$0.35	07/03/06-08/15/06	*

* Represents less than 1%.

(1)          All numbers adjusted to reflect the two for one consolidation of our shares in October 2001.

(2)          Represents shares owned beneficially by the named individual other than those shares which may be acquired under our Corporation’s option plans.  Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(3)          Includes all shares which the named individual has the right to acquire under all vested and unvested options and warrants granted to such individual under the Corporation’s option plan.

(4)          This information is based on 72,370,131 common shares outstanding as of March 7, 2005.  Common shares subject to options exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

OPTION/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

No options were granted to any executive officers during the financial year 2004.

AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION/SAR VALUES

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options/SARs at FY-End Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options/SARs at FY-End ($) Exercisable/ Unexercisable
Jeffrey Lymburner	Nil	Nil	0/0	Nil
Mike Robb	Nil	Nil	38,750/0	Nil
James Moskos	Nil	Nil	220,202/0	Nil
Jan Pedersen	Nil	Nil	22,378/0	Nil
Aidan Rowsome	Nil	Nil	122,580/0	Nil

(1)          Aggregate value realized is calculated as the difference between market value at exercise and the exercise price.

Compensation of Directors

For the 2004 financial year, the directors received no fees for meetings of the Board or committees of the Board which they attend, and no fee for the signing of any resolution of directors or documents on behalf of the Corporation.

All directors are reimbursed for reasonable out-of-pocket travel and other expenses incurred by them in attending meetings of the Board or Committee meetings.

Directors and Officers Liability Insurance

The Corporation currently maintains Directors and Officers liability insurance in the amount of $5,000,000 in the aggregate for the term May 1, 2004 to May 1, 2005. All directors are entitled to full reimbursement for director liability without deduction. There is a deductible of $100,000 ($250,000 for a Securities Claim) for each claim against the Corporation out of which the claim for reimbursement by individual directors arises. The aggregate annual premium for the policy is $168,000.00.  No director or officer will pay any portion of this premium.

COMPOSITION OF MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE

The Management Resources and Compensation Committee (the “Committee”) of the Corporation consists of Christopher Bulger (Chairman), Paul Godin and Duncan Copeland, all of whom are directors of the Corporation. The composition of the Committee changed during fiscal 2004 due to the resignation of Glen Whyte from the board of directors effective June 30, 2004. Mr. Copeland was appointed in Mr. Whyte’s place.

Report on Executive Compensation

The Committee is responsible for: (a) recommendations to the Board regarding the appointment or removal of executives officers, reviewing the performance of executive officers and fixing their compensation; and (b) establishing incentive policies for the Corporation and overseeing its stock option plan. The Committee also reviews other compensation, performance, and succession matters within the Corporation from time to time, including the compensation of directors. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies.

The Committee is committed to implementing a compensation program that furthers the Corporation’s objectives. The program includes the review and implementation of programs with respect to: (a) total compensation which strengthens the relationship between pay and performance; and (b) compensation opportunities that enhance the Corporation’s ability to attract, retain and encourage the development of knowledgeable, experienced and capable management and employees.

Salaries

Base salaries for executive positions are determined in relation to the person’s duties and responsibilities, the skill and knowledge required for such position and competitive market rates. Base salaries are targeted at competitive levels and are adjusted by the Committee to recognize varying levels of responsibility, prior experience, knowledge, performance and the market rates for such individuals.

Short-Term Incentives

Except for sales employees, who may be entitled to a bonus based on the achievement of revenue targets, stock options are the only incentive compensation for executives and employees of the Corporation (see “Long-Term Incentives” below).

Long-Term Incentives

Long-term incentives in the form of stock options are provided to directors, officers and employees, to address the Corporation’s goals of attracting and retaining capable management and employees and providing total compensation competitive with the Corporation’s competitors. The use of stock options is designed to create shareholder value over the long-term by encouraging equity ownership in the Corporation by such persons.

When awarding long-term incentives, the Committee considers levels of responsibility, skills and knowledge, prior experience and individual performance criteria.

2005 Outlook

It is the expectation of the Committee that executive and employee retention will continue to be an issue in 2005.  The Committee believes that human resources are one of the most valuable assets of the Corporation, and will continue to closely monitor compensation in that regard.

Submitted on behalf of the Committee.

T. Christopher Bulger (Chairman)

Paul Godin

Duncan Copeland

PERFORMANCE GRAPH

The following performance graph shows the cumulative return over the five year period ending December 31, 2004 for ADB Common Shares compared to the S&P/TSX Composite Index.  The table shows what a $100 investment in ADB’s Common Shares and in the index, made at the end of the fiscal year ended December 31, 2000 would be worth in each of the past five years.  The stock price performance on the graph below is not necessarily indicative of future price performance.

December 31	2000	2001	2002	2003	2004
S&P/TSZ Composite Index(1)	$100	$94	$82	$104	$119
ADB Common Shares(2)	$100	$44.55	$81.18	$39.50	$20.79

(1) The Toronto Stock Exchange Total Return index assumes dividend reinvestment.

(2) Assumes $100 invested in Common Shares of ADB on December 31, 2000.  Values are as at December 31, 2000, 2001, 2002, 2003 and 2004.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements of the Corporation with management and its independent auditors.  Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be approved and included in the Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Submitted on behalf of the Audit Committee.

Darroch Robinson

T. Christopher Bulger

Duncan Copeland

AUDIT COMMITTEE FINANCIAL EXPERT

The Corporation’s Board of Directors has determined that it has at least one audit committee financial expert serving on the Audit Committee.  The Board of Directors has determined that Darroch Robertson is a financial expert.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

No person who is, or at anytime during the most recently completed financial year was, a director, executive officer or senior officer of the Corporation or any proposed management nominee for election as a director of the Corporation, or any associate of any such director, officer or proposed management nominee is or has been indebted to the Corporation at any time during the last completed financial year.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information on the Corporation’s equity compensation plan as of December 31, 2004.

Equity Compensation Plan Approved By Shareholders	Number of Common Shares to be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Common Shares remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares reflected in column (a)) (c)
Total as at December 31, 2004	853,369	$0.35	3,191,356

Stock Option Plan

The Stock Option Plan (“the Plan”) which was approved by shareholders on May 15, 1996, as amended (see below for details of amendments), currently provides that options may not be granted to purchase more than 5,350,000 common shares (post-consolidation). The Plan provides for the issuance of stock options to directors, officers and full time employees of the Corporation and its subsidiaries or any other person engaged to provide ongoing services to the Corporation which may expire as much as 10 years from the date of grant, at prices not less than the fair market value of the common shares on the date of grant.  As of December 31, 2004, 1,305,275 common shares of the Corporation had been issued pursuant to options granted under the Plan, representing 1.9% of the Corporation’s outstanding capital as of that date. As of December 31, 2004 there were options outstanding to purchase an aggregate of 853,369 common shares under the Plan, representing 1.2% of the Corporation’s outstanding capital as of that date. Therefore, the total number of common shares of the Corporation issued pursuant to exercised grants of options and issuable pursuant to unexercised outstanding options, under the Plan as of December 31, 2004 totaled 2,158,644 representing 3% of the Corporation’s then outstanding capital. As of December 31, 2004, 3,191,356 stock options, representing 4.6% of the Corporation’s then outstanding capital, remained available for grant under the Plan.

The granting of options is subject to the following conditions, that: (i) not more than 10% of the number of shares issued and outstanding from time to time (the “Outstanding Issue”) may be reserved for the granting of options to insiders; (ii) not more than 10% of the Outstanding Issue may be reserved for the granting of options to insiders within a one year period or issued to insiders or issued to insiders within a one year period; and (iii) not more than 5% of the Outstanding Issue may be issued to any one insider in a one year period. The maximum number of securities any one person is entitled to receive under the Plan together with any shares reserved for issuance under options or warrants for services and employee stock option plans is 5% of the issued and outstanding shares as at the date of the grant of the Options.

The Plan is administered by a Committee of three members of the Board of Directors who are charged with determining: the times when options will be granted and exercisable; the option price; and the term of options up to a maximum of ten years. Entitlements under the Plan expire upon termination of employment and in the case of death, grants of options are exercisable by the legal personal representative of a deceased option holder within three months of death. Grants of options under the Plan are not assignable. The Board of Directors may amend or discontinue the Plan, subject to required regulatory or shareholder approval, provided that no amendment may increase the number of shares that may be optioned under the Plan, change the manner of determining the minimum option price or, without the consent of an option holder, alter or impair any option previously granted under the Plan.

Summary of Stock Option Plan Amendments:

On May 15, 1996, the shareholders approved the stock option plan that allowed the Corporation to grant options to purchase no more than 1,500,000 common shares.

On June 2, 1998, the shareholders approved an increase in the maximum number of common shares to be granted under the Plan by 600,000 to 2,100,000.

On May 3, 1999, the shareholders approved an increase in the maximum number of common shares to be granted under the Plan by 2,861,168 to 4,961,168.

On May 16, 2000, the shareholders approved an increase in the maximum number of common shares to be granted under the Plan to be 16.4% of the issued capital of the Corporation or 8,700,000 common shares of the Corporation.

On September 12, 2001, the shareholders approved an increase in the maximum number of common shares to be granted under the Plan to be 10,700,000 being 14% of the issued capital of the Corporation following the acquisition of ADB Systemer ASA in Norway. Also, on this date, the shareholders approved a consolidation of the issued shares of the Corporation on a one-for-two basis. As a result, the maximum number of common shares to be granted under the Plan was amended to be 5,350,000 from 10,700,000.

INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

Other than the transactions referred to herein, there have been no transactions since the beginning of the Corporation’s last completed financial year or any proposed transaction, which have materially affected or would materially affect the Corporation in which any director or senior officer of the Corporation, any proposed management nominee for election as a director of the Corporation, any person or company who owns of record, or is known by the Corporation to own beneficially, directly or indirectly, more than 10% of any class of securities of the Corporation, or any associate or affiliate of any of the foregoing persons or companies has a direct or indirect interest.

On December 6, 2004, the Corporation completed a transaction resulting in the issuance of 5,000,000 shares at a price of $0.20 per share and 5,000,000 common share-purchase warrants exercisable into one common share at a price of $0.35 for gross proceeds of $1.0 million.  Included in this private placement were 100,000 shares issued to Paul Godin, a director of the Corporation for gross proceeds of $20,000.

On October 21, 2004 the Corporation issued to private investors Series H secured subordinated notes in the aggregate principal amount of $520,000 for net proceeds of $477,000.  A total of $270,000 of the principal amount of Series H notes was issued to the following directors and/or senior officers of the Corporation: Jeffrey Lymburner, an officer and director of the Corporation, purchased Series H notes in the principal amount of $200,000;  Paul Godin, a director of the Corporation, purchased Series H notes in the principal amount of $50,000; and James Moskos, an officer and director of the Corporation, purchased Series G notes in the principal amount of $20,000.

On June 15, 2004 the Corporation issued to private investors Series G secured subordinated notes in the aggregate principal amount of $1.71 million for net proceeds of $1.48 million.  A total of $170,000 of the principal amount of Series G notes was issued to the following directors and/or senior officers of the Corporation: Jeffrey Lymburner, an officer and director of the Corporation, purchased Series G notes in the principal amount of $100,000;  Jan Pedersen, an officer and director of the Corporation, purchased Series G notes in the principal amount of $60,000; and James Moskos, an officer and director of the Corporation, purchased Series G notes in the principal amount of $10,000.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Toronto Stock Exchange (the “TSX”) has issued guidelines for effective disclosure corporate governance practices by corporations having shares listed on the TSX. A statement of such practices must be included in the annual report or information circular. The Corporation’s directors have adopted and are guided by the corporate governance practices, outlined in Schedule ”A” attached to this Circular, which management believes are in compliance with TSX guidelines.

SHAREHOLDER PROPOSALS

The final due date by which the Corporation must receive shareholder proposals for inclusion in management information circular and proxy for the annual meeting of Shareholders of the Corporation to be held in 2006 is December 31, 2005.

SPECIAL BUSINESS

Shareholders are being asked to consider and, if deemed advisable, to pass a special resolution in the form set out above in Appendix I to the Notice, to confirm ratify and approve the change of municipal address of the registered office of the Corporation to the Valhalla Executive Centre, 302 The East Mall, Suite 300 Toronto, Ontario M9B 6C7. A special resolution is a resolution passed by a majority of two-thirds of the votes cast on such resolution and at a duly constituted meeting of shareholders of the Corporation.

The Corporation moved from its former offices at 6725 Airport Road, Suite 201 in Mississauga to its current location in the neighboring municipality of Toronto on November 1, 2004. The office relocation enabled the Corporation to reduce its operational expenses by more than $100,000.00 annually. Pursuant to the Business Corporations Act (Ontario) the Corporation shall have a registered office in Ontario at the location specified in its articles and any change of municipality of the registered office must be specified in a special resolution of the Shareholders. Accordingly, Management of the Corporation and the Board of Directors recommend that shareholders, vote in favor of passing a special resolution to confirm ratify and approve the change of municipality. It is intended that the persons named in the accompanying form of proxy will exercise the voting rights attaching to the shares in respect of which they are appointed in favor of passing a special resolution authorizing the change of municipality in the absence of contrary instructions.

PARTICULARS OF OTHER MATTERS TO BE ACTED ON

The management of the Corporation knows of no matters to come before the Meeting other than the matters referred to in the Notice of Meeting.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Additional financial information is provided in the annual financial statements for the fiscal year ended December 31, 2004, the notes appended thereto and in the Management’s Discussion and Analysis for the fiscal year ended December 31, 2004 which are included in the Corporation’s 2004 Annual Report. Copies of the 2004 Annual Report, Annual Information Form and any documents incorporated by reference in this Management Information Circular, can be obtained upon request to the Corporation or by going to SEDAR at www.sedar.com.  The Corporation may require payment of a reasonable charge if the request is made by a person or company who is not a shareholder of the Corporation.

The Board of Directors of the Corporation has approved the contents of this Information Circular and the mailing of same on or about April 27, 2005 to shareholders of record on April 18, 2005, to each director of the Corporation and to the auditors of the Corporation.

DATED at Toronto, Ontario this 30th day of March, 2005.

BY ORDER OF THE BOARD

/s/ Jeffrey Lymburner
Jeffrey Lymburner
Chief Executive Officer

SCHEDULE ”A”

Statement of Corporate Governance Practices

TSX Corporate Governance Guidelines	ADB’s Procedures
1. Stewardship of the Company

The Board of Directors is responsible for overseeing and directing the affairs of the Corporation in the best interests of all shareholders in conformity with all applicable legal, accounting and reporting requirements.

Strategic Planning and Managing Risk

The Board participates in and considers strategic planning and associated business risks, and if deemed appropriate, adopts plans developed by Management. Management has primary responsibility for developing such strategic plans.

The Audit Committee meets regularly to monitor and review financial risks and to assess the practices and policies of internal and external auditors.

Succession Planning and Senior Management

The Board takes responsibility for appointing those members of senior management who become officers of the Corporation. Management of the Corporation makes recommendations to the Board as to various senior management positions for their consideration and appointment.

The Board approves the CEO’s strategic plan and regularly monitors the performance of senior management against the plan.

Communications Policy

The Board and Management have established policies and procedures to ensure effective corporate communications between the Corporation, its shareholders, other stakeholders and the public. These practices include establishing controls over the dissemination of confidential information and ensuring that material information is disclosed to shareholders on a regular and timely basis.

Integrity and Internal Control

The Board, through the Audit Committee, reviews and approves methods of controlling corporate assets, information systems and the financial reporting processes in accordance with generally accepted accounting principals. The Chief Financial Officer meets regularly with the Audit Committee and apprises the Committee of the status and results of internal and external audits.

2. Board Independence

The Board is composed of seven members and four out of seven directors are unrelated directors (those independent from management or any significant controlling shareholders).Jeff Lymburner, Jan Pedersen and Jim Moskos are officers of the Corporation, and are the related directors. The

Corporation does not have a controlling shareholder.

3. Individual Unrelated Directors

None of the directors of the Corporation hold more then 10% of the shares of the Corporation. The four unrelated directors come from a variety of professional backgrounds, and none have received any fees from the Corporation (aside from the compensation set out below in section 8) and are not parties to any material contracts with the Corporation.

4. Nominating Committee

The Corporation does not have a separate nominating committee, but the Corporate Governance Committee is responsible for proposing and reviewing Board nominations. The Corporate Governance Committee is comprised entirely of unrelated directors.

5. Assessing the Board’s Effectiveness

The Corporate Governance Committee is responsible for assessing the effectiveness of the Board. The Board has established a formal process for assessing the performance of the Board and the contribution of individual directors. The Corporate Governance Committee will evaluate the overall performance of the Board and that of each individual member against the criteria established for assessing the performance of the Board.

6. Orientation and Education of Directors

The Corporation’s orientation and education program for new directors is administered by the Corporate Secretary with direction from the Corporate Governance Committee. All new Board members are invited to tour the offices of the Corporation and meet directly with management prior to joining the Board. In addition, directors may be provided with a record of minutes from previous directors meetings, a copy of each Committee’s charter, press releases, annual reports and marketing materials.

7. Effective Board Size

The size of the Board consisted of 7 members in 2004. The Board believes that the proposed membership and size are appropriate to carry out its duties effectively and to provide a sufficient diversity of views and experiences.

8. Compensation of Directors

The Corporation’s Management Resources and Compensation Committee is responsible for reviewing the compensation of directors. The directors received no fees for the 2003 and 2004 financial years other than for reasonable out of pocket travel and other expenses incurred by members for attending Board or Committee meetings. The Corporation grants directors incentive stock options to encourage their serving on the Board and Committees, to afford them the opportunity to be compensated properly, and to provide them with an equity stake in the Corporation.

9. Committees and Outside Directors

The Board has appointed three committees:

•                  The Audit Committee

•                  The Management Resources and Compensation Committee

•                  The Corporate Governance Committee

The Audit Committee, all of whose members are unrelated, meets with Management and the Corporation’s auditors on a periodic basis, before the release of quarterly results and before submission of the Corporation’s annual financial statements to the Board. The Committee is responsible for the review and assessment of the audit practices and internal controls of the Corporation, inquiry of the auditors as to cooperation in access and disclosure by Management and the ultimate approval of the Corporation’s annual financial statements for submission to the Board and to the shareholders.

The Management Resources and Compensation Committee, all of whose members are unrelated, is responsible for recommendations to the Board regarding the appointment or removal of executive officers, reviewing the performance of the executive officers and fixing their compensation. The committee is also responsible for administering the stock option plan of the Corporation and ensuring that salary and benefit programs are continuously suitable for acquiring, retaining and motivating employees.

The Corporate Governance Committee, all of whose members are unrelated, oversees the implementation of the Corporation’s governance guidelines. The Committee also oversees the process for nominations to the Board of Directors and assesses the overall effectiveness of the Board.

10. Approach to Corporate Governance	The Corporate Governance Committee is responsible for establishing the Corporation’s governance guidelines and for reviewing this statement of corporate governance practices.

11. Position Descriptions

The Corporate Governance Committee is responsible for working with management of the company to develop position descriptions for both the CEO and Chair of the Board. The Committee reviews and approves the position descriptions and will measure the performance of the Chairman of the Board and the CEO against the objectives set out.

12. Board Independence

The Board’s three Committees are comprised entirely of directors not involved in the management of the Corporation. The acting Chairman of the Board, Jeff Lymburner is also currently the CEO of the Corporation, but the Board intends to separate the Chairman and CEO roles by the date of the Corporation’s 2006 Annual General Meeting. In the interim, the outside directors of the Board intend to meet a minimum of two times annually without management in attendance.

13. Audit Committee

The Corporation’s Audit Committee is comprised of three outside directors of the Corporation. The Committee’s Charter has been defined and approved by the Board. The Committee is responsible for the appointment, compensation, and oversight of the work of the Corporation’s auditors (including resolution of disagreements between management and the auditor regarding financial reporting) reviewing the Corporation’s financial reporting and internal control systems. The Corporation’s auditors and the CFO of the Corporation regularly report directly to the Committee.

14. Outside Advisers	Individual directors can engage outside advisors with the authorization of the Board.